EXHIBIT 10.4
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into by and between Jill D. Smith (the “Executive”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”) (collectively the “Parties”), effective as of September 1, 2010 (the “Effective Date”).
RECITALS
A. Executive is a member of the Company’s executive and management team.
B. Executive and Company are parties to an Employment Agreement, effective September 1, 2008 (“2008 Agreement”).
C. Executive gave notice under the 2008 Agreement of her intent not to renew the 2008 Agreement, which Agreement would have expired by its terms on September 1, 2011.
D. The Company’s Board of Directors (the “Board,” which term also includes any committee of the Board when used herein) believes that it is in the best interests of the Company and its stockholders to enter into a limited term Amended and Restated Employment Agreement with Executive to ensure continuity of service and management while the Board engages in the search for the successor Chief Executive Officer.
E. Executive has agreed to continue with the Company in the role of Chief Executive Officer during the Board search for Executive’s successor, on the terms and conditions set forth herein.
In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Executive by the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and Company agree as follows:
1. Employment Term. Unless otherwise terminated in accordance with Section 4, below, Executive’s employment under this Agreement shall commence on the Effective Date and continue for a period of 12 months to and including August 31, 2011 (the “Initial Term”). Thereafter, upon mutual agreement by the Parties on or before May 31, 2011, the Initial Term may be extended for an additional one-year period (“Extended Term”) on the terms and conditions set forth in this Agreement. The Initial Term and any Extended Term, as applicable, may be collectively referred to herein as the “Term.” Notwithstanding the foregoing, the then-current Term is subject to termination as provided in Section 4 hereof.

2. Duties.
(a) During the Term, Executive will serve as the Chief Executive Officer of the Company and will have such responsibilities, duties and authority as are customary for someone of that position.
(b) Executive shall also perform such other duties during the Term as are reasonably assigned to Executive by the Board and that are consistent with the position in which she is employed.
(c) The Company will provide the Executive with appropriate office space, facilities and support personnel.
(d) During the Term, Executive shall use her good faith best efforts to perform the duties properly assigned to her hereunder, shall devote substantially all of her business time, attention and effort to the affairs of the Company and shall use her reasonable best efforts to promote the interests of the Company. Executive may serve on civic or charitable boards or committees and manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of her duties under this Agreement. If the Company consents to such service, which consent will not be unreasonably withheld, Executive may serve on at least one other corporate board; provided that such service does not individually, or together with other activities described in this Section 2, unreasonably interfere with the performance of her duties under this Agreement.
3. Compensation, Benefits and Perquisites.
(a) Base Salary. Beginning as of the Effective Date, Executive will be paid a base salary (the “Base Salary”) in respect of her services hereunder during the Term. The Base Salary shall be at an annual rate of $480,000. The Base Salary will be paid in equal periodic installments according to the Company’s customary payroll practices.
(b) Bonus. In addition to the Base Salary, and in all instances subject to the provisions of Section 4(b) below, Executive shall be entitled to receive an annual bonus (the “Bonus”), equal to 70% of her annualized Base Salary, as follows. For Calendar Year 2010, and any subsequent Calendar Year during the Term in which Executive performs or is deemed to have performed services under this Agreement, if applicable, Executive’s Bonus shall be paid if target levels of Company performance for that Year, as set forth in the Company Executive Success Sharing Plan for the applicable Calendar Year, are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by the formula established by and set forth in the Executive Success Sharing Plan for the applicable calendar year).

(c) Annual Long-Term Incentives. For performance in Calendar Year 2010 and any subsequent Calendar Year during the Term in which Executive performs or is deemed to have performed services under this Agreement, if applicable, and in all instances subject to the provisions of Section 4(b) below, Executive is eligible for annual stock option and/or other equity incentive grants based on the achievement of such individual and Company-related performance criteria as determined by the Board and communicated to the Executive in connection with establishment of Executive’s performance goals for the year in question. The target annual incentive grant for 2010 shall be equity awards with a value (as determined by the Board in good faith) of $1,000,000 with greater amounts up to $1,500,000 or lesser amounts (including zero), awarded for performance above or below target (such greater or lesser amounts to be determined by a formula established by the Board). The target annual incentive grant for 2011 and 2012, if applicable, shall be determined by the Board in good faith and shall be consistent with the target annual incentive grants given to other members of the Company’s executive team during the year in question. The vesting and other terms of the 2010 equity incentive grant and each equity incentive grant thereafter shall likewise be determined by the Board at the time of grant in a manner consistent with such grants to other executive officers of the Company; provided, however, that upon the occurrence of a Change in Control while Executive is an employee of the Company, or a termination of Executive’s employment as a result of Executive’s death or disability all of such outstanding equity awards shall fully vest and, to the extent applicable, shall (i) become exercisable and (ii) remain outstanding for the period specified in the applicable award agreement.
(d) Stock Option Grant. Pursuant to the 2008 Agreement, Executive was granted 750,000 nonqualified stock options to purchase the Company’s common stock pursuant to the Company’s equity incentive plan and subject to the terms of such plan. The exercise price of the options is the fair market value (as determined pursuant to the applicable plan) of the Company’s common stock on the date of grant. The options granted under the 2008 Agreement vest and become exercisable as follows, subject in each case to Executive’s continued employment with the Company through the applicable vesting date: 200,000 options on September 1, 2008; 200,000 on September 1, 2009; 200,000 options on September 1, 2010; and 150,000 options on September 1, 2011; provided, however, that in the event of a Change in Control while Executive is an employee of the Company, or a termination of Executive’s employment as a result of Executive’s death or disability, all such options shall fully vest and become exercisable and shall remain outstanding for the period specified in the applicable award agreement.
(e) Performance Restricted Stock Grant. Pursuant to the 2008 Agreement, the Company granted Executive 150,000 shares of restricted common stock of the Company. Such shares vested annually in equal increments on each of March 31, 2009, and 2010, with a remaining one third increment to vest on March 31, 2011. Provided Executive is an employee of the Company on March 31, 2011, vesting of the March 31, 2011 increment shall be subject only to achievement by the Company of the 2010 Company EBITDA performance goal determined by the Board and included in the Company’s 2010 Executive Success Sharing Plan; provided, however, that, notwithstanding the foregoing, upon the occurrence of a Change in Control while Executive is an employee of the Company, or a termination of Executive’s employment as a result of Executive’s death or disability or pursuant to the provisions of Section 4(b) below, all of such unvested restricted shares shall immediately vest and be delivered to Executive (or Executive’s estate in the event of Executive’s death); provided, however, if elected by Executive (or Executive’s estate), the minimum legally-required tax withholding obligations upon the vesting of any shares of restricted stock granted under this Section 3(e) may be satisfied through the Company withholding the number of shares with a fair market value equal to the amount of such tax withholdings, and the remaining number of vested shares shall be delivered to Executive (or Executive’s estate) in such event.

(f) Benefits. While Executive remains in the employ of the Company, Executive shall be entitled to participate in and shall receive rights and benefits under those employee benefits plans that the Company provides for its executive employees generally (provided that in no event shall this Agreement affect the Company’s right to amend or terminate any benefit plan). With regard to Paid Time Off (PTO), Executive shall be entitled to the rights and benefits under the Company’s Paid Time Off (PTO) Policy, but in any event, not less than 25 days per calendar year. PTO time is considered earned wages.
(g) Expenses. All reasonable and necessary expenses incurred by Executive in the course of the performance of Executive’s duties to the Company shall be reimbursed in accordance with the Company’s then current travel and expense policies
4. Termination of Employment.
(a) For Cause, Disability, Death or Voluntary Termination. Executive may terminate her employment at any time, for any reason, upon 30 days prior notice to Company. If (i) Executive’s employment is terminated during the Term by the Company for Cause, (ii) Executive voluntarily terminates employment with the Company for any reason, other than Resignation For Good Reason, (iii) Executive’s employment terminates due to death or Disability, in addition to the Company’s accelerated vesting obligations under the provisions of Article 3 above upon the death or disability of Executive, the Company shall pay to the Executive (or, if applicable, her estate) in a lump sum (i) any unpaid portion of Executive’s accrued Base Salary and accrued Paid Time Off; (ii) any amounts payable to Executive pursuant to the terms of any pension or welfare benefit plan, and (iii) any expense reimbursements payable pursuant to the Company’s reimbursement policy (the “Accrued Obligations”). The foregoing payments shall be made within ten (10) business days of the effective date of termination.
(b) Termination for Company Convenience or Resignation for Good Reason Prior to Change in Control. At any time during the Term of this Agreement prior to a Change in Control, the Board of Directors may terminate Executive’s employment for any reason, upon not less than 30 days prior written notice to the Executive (“Termination for Convenience”) or Executive may terminate this Agreement For Good Reason. Upon such Termination for Convenience or upon Executive’s termination of this Agreement for Good Reason, Company shall pay Executive as set forth below. In addition, Company and Executive will enter into a Consulting Agreement in the form of Appendix B and an Expanded Non-Compete Agreement in the form of Appendix C.
(i) Termination Occurring on or after September 1, 2010 and on or before August 31, 2011.
a.	Accrued Obligations, paid as a lump sum within ten (10) business days of the effective date of Termination.

b.	Base Salary prorated from date of termination through August 31, 2011, paid as a lump sum in accordance with the provisions of Section 4(e) below.
c.
If not previously paid, Calendar Year 2010 Bonus determined in accordance with achievement of the performance criteria provided in Section 3(b) above, paid as a lump sum at such time as other executive bonuses for 2010 are paid and in any event not later than March 15, 2011.

d.
If not previously paid, Calendar Year 2010 Annual LTI award determined in accordance with the performance criteria provided in Section 3(c) above, with a vesting schedule consistent with the Company’s practices for awards to other executives. This LTI award shall be awarded on or before Executive’s last day of employment.

e.	Calendar Year 2011 Bonus equal to 70% of Base Salary prorated from January 1, 2011 through August 31, 2011, paid as a lump sum concurrent with the lump sum payments provided under i (b) above.
f.
Calendar Year 2011 Annual LTI award of $1,000,000 prorated from January 1, 2011 through August 31, 2011, with a vesting schedule consistent with the Company’s practices for awards to other executives. This LTI award shall be awarded on or before Executive’s last day of employment with the Company.

(ii) Termination Occurring in the Extended Term, if applicable, on or after September 1, 2011 and on or before December 31, 2011.
a.	Accrued Obligations, paid as a lump sum within ten (10) business days of the effective date of Termination.
b.
Calendar Year 2011 Bonus equal to 70% of Base Salary prorated from January 1, 2011 through the effective date of termination, paid as a lump sum in accordance with the provisions of Section 4(e) below.

c.
Calendar Year 2011 Annual LTI award of $1,000,000 prorated from January 1, 2011 through the effective date of termination, with a vesting schedule consistent with the Company’s practices for awards to other executives. This LTI award shall be awarded on or before Executive’s last day of employment with the Company.

(iii) Termination Occurring in the Extended Term, if applicable, on or after January 1, 2012 and on or before August 31, 2012.
a.	Accrued Obligations, paid as a lump sum within ten (10) business days of the effective date of Termination.
b.	Any unpaid Bonus or Annual LTI award earned and owed for Calendar Year 2011, as provided for in 3(b) and 3(c) above.
c.
Calendar Year 2012 Bonus equal to 70% of Base Salary prorated from January 1, 2012 through the effective date of termination, paid as a lump sum concurrent with the lump sum payments provided under iii (b) above.

d.
Calendar Year 2012 Annual LTI award of $1,000,000 prorated from January 1, 2012 through the effective date of termination, with a vesting schedule consistent with the Company’s practices for awards to other executives. This LTI award shall be awarded on or before Executive’s last day of employment with the Company.

(c) Termination Without Cause or Resignation For Good Reason Upon or Following a Change in Control. Upon Executive’s involuntary termination of employment by the Company without Cause during the Term and upon or following a Change in Control or Executive’s Resignation for Good Reason during the Term and upon or following a Change in Control, the Term shall end and, in addition to the Accrued Obligations, Executive shall be entitled to receive a lump sum severance payment in an amount equal to two and one-half (2-1/2) times the sum of (i) Executive’s then in effect Base Salary plus (ii) Executive’s Bonus Amount (calculated as 70% of Executive’s annual Base Salary). The foregoing payments shall be made in accordance with the provisions of Section 4(e) below.
(d) Welfare Benefits. Executive’s eligibility to participate in the Company’s Medical, Dental, and Vision benefit plans and other insured Other Welfare Benefits (such as life, accident, and disability coverage) will terminate upon Executive’s termination of employment according to the terms of the relevant benefit plan. Executive may elect to participate in Medical, Dental, and Vision benefits provided through an outside vendor, in conjunction with continued insurance coverage available to Executive under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at COBRA rates for up to eighteen (18) months. In the event of termination pursuant to 4(b) or 4(c) above on or before August 31, 2011, the Company shall continue to provide all welfare benefits provided to Executive immediately before such termination (including, without limitation, health and life insurance, but excluding disability insurance) for a period of twelve months following August 31, 2011. In the event of termination pursuant to 4(b) or 4(c) on or after September 1, 2011 and on or before August 31, 2012, the Company shall continue to provide all welfare benefits provided to Executive immediately before such termination (including, without limitation, health and life insurance, but excluding disability insurance) for a period of twelve months following August 31, 2012. The foregoing benefits shall be provided at the Company’s sole expense; provided, however, that to the extent Executive becomes re-employed and eligible for comparable benefits from another employer prior to the expiration of such period, Executive will elect such benefits and promptly notify the Company so that the Company will have no further obligation to provide benefits under this paragraph (d) unless, and then only to the extent that, the benefits that are being provided by the Company are more favorable than such benefits provided by the other company.

(e) Release of Claims. The payment and provision of any and all benefits pursuant to paragraphs 4(b), (c) and (d) above shall be conditioned upon and subject to execution of a Release of Claims by Executive at the time of termination of employment in a form materially similar to the form of Agreement attached hereto as Appendix D. Any lump-sum payments due pursuant to this Agreement shall be payable at the time specified in such Release of Claims. The payment of the Accrued Obligations is not subject to Executive’s execution of a Release of Claims.
5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a) Bonus Amount. “Bonus Amount” shall mean 70% of Executive’s Base Salary
(b) Calendar Year. “Calendar Year” shall mean January 1 through December 31 of the applicable year.
(b) Change in Control. “Change in Control” shall mean the occurrence of any of the following events:
(i) Any single person (other than persons who are employees of the Company at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, (A) securities acquired directly from the Company or its affiliates by or for the person shall not be taken into account, and (B) an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board;
(ii) The Company consummates a merger, or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person (other than persons who are employees at any time more than one year before a transaction) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(iii) The stockholders of the Company approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s assets; or
(iv) The stockholders of the Company approve a plan or proposal for liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(c) Cause. “Cause” shall mean:
(i) conviction of a felony or a crime involving fraud or moral turpitude; or
(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Company records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Company; or
(iii) intentional or reckless conduct or gross negligence materially harmful to the Company or the successor to the Company after a Change in Control, including violation of a non-competition or confidentiality agreement; or
(iv) willful failure to follow lawful instructions of the person or body to which Executive reports; or
(v) gross negligence or willful misconduct in the performance of Executive’s assigned duties. Cause shall not include mere unsatisfactory performance in the achievement of Executive’s job objectives.
(d) Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties associated with Executive’s position or title with the Company for at least 90 days in a 12-month period.
(e) Resignation for Good Reason. Resignation for “Good Reason” shall mean Executive’s voluntary termination, upon thirty (30) days prior written notice to the Company, following the occurrence of any of the following, provided, that the Company has not cured such event within such thirty (30) days following the receipt of such notice:
(i) a material change in Executive’s title of Chief Executive Officer;;
(ii) any reduction of Executive’s then in effect Base Salary or Bonus Amount; or
(iii) any material breach of this Agreement by Company.

6. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Executive shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
8. Proprietary Information, Invention and Non-Competition Agreement. Executive acknowledges and agrees that employment under this Agreement, including the provision of benefits hereunder by the Company, is subject to Executive’s compliance with the Company’s Proprietary Information, Invention and Non-Competition Agreement attached hereto as Appendix A, that no benefits shall be provided hereunder in the event Executive violates such Agreement, and that violation of the Agreement shall be deemed grounds for the Company to terminate Executive’s employment for Cause.
9. Miscellaneous Provisions.
(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any benefit contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement (including without limitation, Section 4(c)), shall any such benefit be reduced by any earnings or benefits that Executive may receive from any other source.
(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an officer of the Company (other than Executive) expressly authorized by the Board of Directors to sign said waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters addressed herein, superseding all negotiations, prior discussions and agreements, written or oral, concerning Executive’s employment arrangements. For the avoidance of doubt, Executive’s Employment Agreement dated September 1, 2008 is hereby superseded in its entirety by this Agreement and no payments or benefits shall be provided thereunder.
(d) Non-Duplication of Benefits. Any severance benefits payable under the terms of this Agreement will be offset and not augmented by other compensation or benefits of the same or similar type payable under any other severance-related arrangement. It is intended that this Agreement not duplicate benefits Executive is entitled to under the Company’s regular severance policy, any related policies, or any other contracts, agreements or arrangements between Executive and the Company.
(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without reference to conflict of laws provisions.
(f) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.
(g) Jurisdiction, Venue and Waiver of Jury Trial. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF EXECUTIVE AND THE COMPANY, THEIR SUCCESSORS AND ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS IN DENVER, COLORADO. EXECUTIVE AND THE COMPANY EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HER OR ITS PERSON BY ANY COURT SITUATED IN DENVER, COLORADO, HAVING JURISDICTION OVER THE SUBJECT MATTER.
(h) Legal Fees and Expenses. The parties shall bear their own expenses, legal fees and other fees incurred in connection with this Agreement.
(i) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (i) shall be void.

(j) Employment Taxes. Any payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
(k) Assignment by Company. Upon approval of the Executive the Company may assign its rights under this Agreement to an affiliate, and upon approval of the Executive an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Executive.
(l) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
(m) References to Equity Awards. References to all equity awards in this Agreement, including, stock options, restricted stock and common stock, are prior to and do not take into account any stock split or reverse stock split that may be (or may have been) implemented by the Company as part of the Initial Public Offering or thereafter. For the avoidance of doubt, with regard to all equity awards provided for under this Agreement, the number of shares, applicable strike price, and such other terms as may be affected by a stock split or reverse split, shall be appropriately adjusted by the Board to reflect such split or reverse split.
(n) Section 409A. Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, she is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six (6) months following Executive’s termination of employment with the Company, or (b) the Executive’s death. The provisions of this Section 10(n) shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DIGITALGLOBE, INC.		EXECUTIVE

/s/ Yancey L. Spruill		/s/ Jill D. Smith

By:	Yancey L. Spruill	JILL D. SMITH
Title:	Chief Financial Officer	Date: October 27, 2010

ACKNOWLEDGEMENT OF THE BOARD OF DIRECTORS

/s/ Warren C. Jenson

By:	WARREN C. JENSON
Title:	Chair of the Compensation Committee

APPENDIX A
Executive Proprietary Information, Invention
and Non-Competition Agreement

Jill D. Smith — Chief Executive Officer Executive name (Please type or print)	Longmont, Colorado Company location
I acknowledge that, during my employment with DigitalGlobe Inc, (DigitalGlobe) I shall be in a position of confidence and trust, and shall have access to various data, technical developments and improvements, processes, tools, customer data and relationships, business plans, customer lists, marketing programs, price lists, salary and human resource information and other trade secrets and/or confidential information relating to the business of DigitalGlobe. I further recognize that, in providing highly specialized services for a wide variety of customers within an increasingly competitive global market, DigitalGlobe has a proprietary interest in all trade secret and other confidential information that I may acquire during the course of my employment which, if disclosed to competitors, would cause DigitalGlobe to suffer immediate and substantial injury. In addition, I acknowledge that I am a member of DigitalGlobe’s executive and management staff. Thus, I recognize that it is in DigitalGlobe’s legitimate business interest to restrict my use of such trade secrets and confidential or proprietary information for any purpose other than the discharge of my employment duties at DigitalGlobe, and accordingly enter into this Proprietary Information, Invention and Non-Competition Agreement (herein “Agreement”).
Therefore, in consideration of my employment (it being understood that this Agreement does not itself give me rights to employment or continued employment) by DigitalGlobe or by any of its subsidiaries, including any business entity of DigitalGlobe or any of its subsidiaries (such corporation, its successors and the subsidiaries of such corporation or of its successors being hereinafter individually and collectively called ‘DigitalGlobe° or “the Company”), I agree as follows:
1. I will not directly or indirectly during or after the term of my employment:
(a)	transfer or allow to be transferred, any information that is classified for purposes of national security, to any person, firm or organization not authorized to receive it; or
(b)
transfer, or allow to be transferred, any of the Company’s proprietary data or information, whether relating to products, equipment, inventions, ideas, designs, processes, research, software, customers, personnel, or otherwise, and including, without limitation, any of the Company’s manufacturing, technical or scientific know-how, methodologies, customers’ data, marketing programs, suppliers, pricing or bidding strategies, bids or proposals submitted or contemplated, customer contracts, and salary and human resource information or practices, to any person, firm or organization not authorized by the Company to receive it, or to use any of such proprietary data or information other than for the sole benefit of the Company; or

(c)
transfer, or allow to be transferred, any drawing, sketch, layout, formula, specification, report, written manufacturing, technical, or business information or the like owned by the Company, or any copy thereof, to any person, firm or organization not authorized by the Company to receive it; or

(d)
transfer, or allow to be transferred, any information that is not generally known outside the Company or that is designated by the Company as “Confidential” or “Restricted Confidential” or is similarly designated, to any person, firm or organization not authorized by the Company to receive it, or to use any of such designated information other than for the sole benefit of the Company; or

(e)
transfer, or allow to be transferred, any information not generally publicly known that is designated by a third party as “limited”, “private”, “confidential”, “proprietary” or is similarly designated, that the Company is contractually or otherwise obligated to protect from unauthorized disclosure, to any person, firm or organization not authorized by the Company to receive it, or use any such third party information other than for the benefit of the Company for purposes authorized by the Company; or

(f)
transfer, or allow to be transferred, any information pertaining to technology that has been deemed to be “controlled technology” as defined by the United States Department of Commerce, Bureau of Export Administration (BXA).

2. I will keep myself informed of the Company’s policies and procedures for safeguarding Company-controlled property, including all proprietary data and information, and will strictly comply therewith at all times. I will not, except when authorized by the Company, remove any Company-controlled property from Company premises. I will return to the Company, immediately upon termination of my employment or upon my transfer within the Company, all Company-controlled property in my possession or control.
3. I will grant and do hereby grant to the Company the sole and exclusive ownership of (including the sole and exclusive right to reproduce, use or disclose for any purpose) any and all reports, articles, books, recordings, audio-visual works, drawings, blueprints, data, software, firmware, writings and technical information and copyrights in the foregoing made or prepared by me alone or with others during the term of my employment, whether or not made or prepared in the course of my employment, that relate to the Company’s business or to apparatus, compositions of matter or methods pertaining to the Company’s business. I acknowledge that all such materials are the property of the Company within the scope of paragraph 1(b) and 1(c) above.

4. I will advise the Company’s Legal Department in writing in detail of each invention, whether or not patentable, made or conceived during the term of my employment by me alone, or with others. I will assign, and do hereby assign, to the Company or to its nominee, all my right, title and interest in each invention without further consideration. During or after the term of my employment, I will execute, acknowledge and deliver such assignments, affidavits, and other instruments prepared by the Company or its nominee, and do such other things as will assist the Company, or its nominee to obtain patents on such invention in any and all countries, all without further consideration, other than reimbursement of my expenses. I acknowledge that the expenses for which I might request reimbursement from the Company be limited to mailing charges and notary fees and other such expenses authorized in writing in advance by the Company, or its nominee.
5. There are excluded from the operation of paragraph 4:
(a)
all patents issued in my name, alone or with others, prior to the date of my first employment by the Company; and inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, and:

(1)	do not relate directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development
(2)	which do not result from any work performed by me for the Company; and
(b)	the inventions that are listed in the Exhibit 1 of this Agreement.
6. To the extent permitted by applicable state law, I agree that I shall not, during my employment at DigitalGlobe and for a period of one (1) year after the termination of my employment at DigitalGlobe, directly or indirectly:
(a)
recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any employee of the Company who was an employee, officer or agent of the Company during the three month period immediately preceding the date of termination of my employment, for the purpose of employing her or obtaining her services or otherwise causing her to leave her employment with the Company;

(b)
solicit for or divert to any competing business any customer or prospective customer to which I had contact during the eighteen (18) months prior to leaving DigitalGlobe unless previously approved by DigitalGlobe in writing; or

(c)
become employed by or perform professional services of the type I provided while employed by DigitalGlobe, for any competitor of DigitalGlobe in its direct business lines, including, but not limited to, satellite and aerial imagery operations, product distribution, mapping and other value added services, by directly or indirectly taking any of the following actions:

(1)
owning, managing, operating, joining, controlling or providing services to any entity, regardless of entity form or location, that engages in or is seeking to engage in the current or planned business activities of the Company;

(2)	serving as an employee, agent, consultant, officer, or director of any such entity; or
(3)
inducing or attempting to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.

If, after termination of my employment with the Company, I violate the covenants contained in this paragraph, then the duration of the covenant shall be extended from the date I resume compliance with the covenant, reduced by the number of days following my termination that I was not in violation of the covenant.
7. If the period of time or the area specified in Paragraph 6 should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such numbers of months or the area reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as are adjudged to be reasonable.
8. I acknowledge that the restrictions contained in this Agreement, in view of the global nature of the Company’s business, are reasonable and necessary in order to protect the legitimate interests of DigitalGlobe, and that any violation thereof would result in irreparable injuries to DigitalGlobe. In the event of any violation of any of these restrictions, I acknowledge that DigitalGlobe shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which DigitalGlobe may be entitled.
9. This Agreement constitutes the entire Agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, and may only be changed by agreement in writing between the parties.
10. This Agreement shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to its conflict of laws principles.

11. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned in whole or in part by the Company to a successor to all or substantially all of the business or assets of the Company or the sub-portion of the business or assets of the Company that relate to employee’s duties; or to any subdivision or part of the company; or to any entity which is a subsidiary or affiliate of the Company. I acknowledge that my obligations under this Agreement are binding upon my heirs, assigns and legal representatives.
I HAVE READ AND I UNDERSTAND THIS AGREEMENT AND ACKNOWLEDGE RECEIPT OF A COPY THEREOF:

/s/ Jill D. Smith JILL D. SMITH	September 1, 2010 Date Effective

EXHIBIT 1
List of Inventions

Jill D. Smith	Longmont, Colorado
Executive name (Please type or print)	Company location
List of unpatented inventions owned or controlled by me on the date of entering these services including documents which disclose same. (A disclosure of the inventions themselves is not called for; what is wanted is an identification of the source documents, such as patent applications, or drawings, identified by number, title and/or date.) This information should appear on the back of all copies of this Agreement.
NONE

APPENDIX B
Form of Consulting Agreement

CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”) is made and entered into this                       day of                       (“Effective Date”) by and between Jill D. Smith (“Consultant”) located at                       and DigitalGlobe, Inc. (“DigitalGlobe”) located at 1601 Dry Creek Road, Suite 260, Longmont, CO 80503. DigitalGlobe and Consultant may be referred to herein individually as “Party” or collectively as “Parties”
WHEREAS, DigitalGlobe desires to retain the services of Consultant; and
WHEREAS, Consultant desires to offer services to DigitalGlobe;
NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the Parties agree as follows:
1. SERVICES
During the Term, Consultant will be available to the Chief Executive Officer (CEO) of the Company and the Board of Directors of the Company, on an “as requested” basis to provide such assistance as may be reasonably necessary to facilitate the transition of management of the Company to the CEO (“Services”). The Services may include participating in conference calls, attending meetings, timely responding to requests for information about various activities or initiatives in which Consultant participated while an employee with the Company, and such other services as may be reasonably requested by the CEO and/or Board of Directors and approved by Consultant, which approval will not be unreasonably withheld. All Services provided by Consultant must be authorized by the CEO or the Board of Directors.
2. COMPENSATION
2.1 Payment. During the Term, DigitalGlobe shall pay Consultant a fixed fee of $10,000 per month for up to 15 hours per month of Consultant’s time (“Fee”). The Fee shall be paid regardless of the number of hours actually worked by Consultant during the month in question. Payment shall be made on the 1st of every month during the Term and shall be prorated for any partial month of the Term.
2.2 Tax Obligations. Consultant understands and agrees that Consultant is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement, and understands that DigitalGlobe will issue a Form 1099-MISC at year end. Consultant agreed to indemnify and hold DigitalGlobe harmless for any claims by federal, state or local tax authorities with respect to payments of the Fee.
2.3 Expenses. DigitalGlobe shall reimburse Consultant for all reasonable and actual expenses incidental to the services performed hereunder pursuant to its standard expense reimbursement policies. Consultant agrees to provide such supporting information as DigitalGlobe may reasonably request to evidence expenditures.

3. NO BENEFITS
Consultant understands and agrees that Consultant is not a DigitalGlobe employee. Consultant shall not receive nor be entitled to receive under this Agreement any of the benefits provided to employees of DigitalGlobe, including, but not limited to health, retirement or other fringe benefits, and any equity incentive grants.
4. TERM AND TERMINATION
4.1 Term of Agreement. Unless earlier terminated as provided herein, the term of this Agreement shall commence on the Effective Date and shall continue for a term of twelve months to and including [_____] (“Term”).
4.2. Termination by Consultant. Consultant may terminate this Agreement at any time upon 5 days written notice to Company. In the event this Agreement is terminated under this Section, Consultant shall promptly be paid the portion of the Fee owed based on services performed prior to the effective date of termination and shall be reimbursed for reimbursable expenses incurred prior to the date of termination.
4.3 Termination by DigitalGlobe. DigitalGlobe may terminate this Agreement immediately upon written notice to Consultant in the event Consultant fails to comply with the terms of that certain Expanded Non-Compete and Non-Solicit Agreement of even date herewith, or otherwise materially breaches the terms of this Agreement.
5. CONFIDENTIALITY
5.1 Confidential Information. Consultant and DigitalGlobe understand and agree that during the Term of this Agreement, Consultant may become aware of proprietary and confidential information of DigitalGlobe, including, but not limited to, information concerning the operations, budgets, human resources, future business plans and methods of doing business on the part of the Parties and their affiliated entities, which information is hereby designated “Confidential Information.” Consultant understands and agrees that it shall not disclose any Confidential Information directly or indirectly to anyone outside of DigitalGlobe or to anyone within DigitalGlobe who is not authorized to know such Confidential Information, either during the term of this Agreement, or at any time after its expiration or termination, without the prior written consent of DigitalGlobe, or as required by applicable law.
5.2 Return of DigitalGlobe Property. Consultant understands and agrees that all written information, documents, and materials prepared by or at the request of DigitalGlobe, or provided to Consultant, in the course of providing the services called for by this Agreement shall be the sole and exclusive property of DigitalGlobe and will be delivered to DigitalGlobe on the expiration or termination of this Agreement.

7. INDEMNITY LIMITATION OF LIABILITY
7.1 Indemnity of DigitalGlobe Consultant agrees to indemnify and hold Company harmless from any and all claims arising out of Consultant’s performance of this Agreement that are caused by Consultant,
7.2 Indemnity of Consultant. DigitalGlobe agrees to indemnify and hold Consultant harmless from any and all claims arising out of the Company’s performance of this Agreement that are caused by DigitalGlobe.
8. COMPLIANCE WITH LAWS
The Parties shall each comply with all applicable federal, state, and local laws, rules, and regulations applicable in the performance of this Agreement, including, but not limited U.S. export laws and regulations, the Foreign Corrupt Practices Act of the United States of America and the Convention on Combating Bribery of Foreign Government Officials, unemployment insurance, and worker’s compensation. Nothing in this Agreement or any requirement under this Agreement shall be construed to mean that Consultant should perform such work in violation of any law, statute, code, or ordinance.
9. MISCELLANEOUS
9.1 Consultant Status. Consultant acknowledges that DigitalGlobe has no right to direct or control her performance of Services hereunder and that she shall be treated as an independent contractor for all purposes. Consultant further understands and agrees that Consultant is not an employee of DigitalGlobe, and that DigitalGlobe is not classifying Consultant as its employee, for all purposes with regard to the performance of services pursuant to this Agreement for the Term of this Agreement and that, as such, Consultant has no authority to bind DigitalGlobe.
9.2 DigitalGlobe Rules and Policies. While providing services for DigitalGlobe, Consultant shall comply with all applicable laws, rules and regulations, as well as all DigitalGlobe policies, rules and code of ethics.
9.3 Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
9.4 Governing Law. This Agreement shall in all respects be interpreted and governed by and under the laws of the State of Colorado, without regard to its conflicts of law principles. Jurisdiction for claims under this agreement is mutually agreed to lie with the federal or state courts of Colorado.
9.5 Publicity. Except as may otherwise be provided by law or regulation, neither Party shall issue any news release, public announcement, advertisement, or other form of publicity concerning the subject matter of this Agreement without the prior written consent of the other Party.

9.6 Assignment. Consultant shall not assign any of its rights or obligations of this Agreement without the prior written consent of DigitalGlobe
9.7 No Waiver. Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of the right to thereafter enforce that or any provision of this Agreement. In order to be effective, all waivers must be in writing.
9.8 Notices. Any communication that is required by this Agreement shall be in writing and delivered in person, by registered post, or facsimile to the following addresses (or any other address requested by a Party in writing pursuant to this section):

To DigitalGlobe:	To Consultant:

DigitalGlobe, Inc.

Legal Department

1601 Dry Creek Drive #260

Longmont, CO 80503	Phone:
Facsimile: 303.684.4340	Email:

Phone: 303.684.4312
9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.
9.10 Entire Agreement. This Agreement sets forth the entire agreement between the Parties and fully supersedes all prior agreements or understandings between the Parties, whether written or oral, pertaining to the subject matter hereof. No change in, modification of, or addition, amendment, or supplement to this Agreement shall be valid unless set forth in a writing signed by both Parties specifically evidencing an intent to modify this Agreement.
IN WITNESS WHEREOF, the Parties to this Agreement have executed this Agreement.

DigitalGlobe, Inc.	Jill D. Smith

By:

Name:	Name:

Title:	Title:

Date:	Date:

APPENDIX C
Form of
Expanded Non-Compete and Non-Solicit Agreement

Expanded Non-Compete and Non-Solicit Agreement
This Expanded Non-Compete and Non-Solicit Agreement (“Agreement”) is entered into this  _____  day of                     , by and between Jill D. Smith (the “Executive”) and DigitalGlobe, Inc., a Delaware corporation (the “Company”).
Recitals
A.	Executive is the Chief Executive Officer of the Company and will be leaving the employ of the Company, effective [___ ] (“Termination Date”).
B.
Company competes in a highly specialized and highly competitive global market where Executive’s unique knowledge of the business gained during Executive’s tenure with the Company would be valuable to Company competitors and could be used to the detriment of the Company.

C.
Company and Executive acknowledge that it is in the legitimate business interests of Company to restrict Executive’s use of her unique knowledge and experience with the Company for the potential benefit of competitors.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:
1. Obligation Not to Compete and Not to Solicit. In consideration of the benefits to be provided under Section 2 of this Agreement, and to the extent permitted by applicable state law, Executive will not, for a period of twenty-four months following the Termination Date (the “Restricted Period”), directly or indirectly:
(a)
recruit, solicit, attempt to persuade, or assist in the recruitment or solicitation of, any officer, employee or agent of the Company for the purpose of employing the individual or obtaining their services or otherwise causing the individual to leave employment with the Company;

(b)
become employed by or perform professional services, including consulting services, of the type provided while employed by DigitalGlobe, for any Competitor of DigitalGlobe, directly or indirectly, including, but not limited to:

(i)	owning, managing, operating, joining, or controlling a Competitor;
(ii)	serving as an employee, agent, consultant, officer, or director of a Competitor; or
(iii)
inducing or attempting to induce any customer, supplier, or business relation of the Company to cease doing business with the Company, or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.

For purposes of this Agreement, “Competitor” shall mean any persons or entities, regardless of form or locations, that are in, or are seeking to engage in, the current or planned business activities of the Company, as known by Executive on the Termination Date, or of which the Executive subsequently becomes aware, including, but not limited to, satellite and aerial imagery operations, imagery based content production and/or distribution (web based or otherwise), mapping and other value added services utilizing, derived from or in any way related to imagery based content.
2. Consideration. In consideration of the obligations undertaken by Executive in Section 1 above, Executive shall receive the following benefits to which Executive would not otherwise be entitled:
(i)
All of Executive’s equity awards that are unvested as of the Termination Date and which are specified in Schedule 1 (the “Equity Awards”) shall be modified to allow continued vesting in accordance with the vesting schedule of the particular award during the Restricted Period as if Executive had remained employed by the Company throughout the Restricted Period.

(ii)
All of Executive’s Equity Awards that would be unvested at the expiration of the Restricted Period and have not previously been forfeited (e.g., due to performance criteria not being met) shall be modified to provide for accelerated vesting: (A) as of the end of the Restricted Period; or (B) upon a Change in Control of the Company (as that term is defined in the Executive’s Employment Agreement with the Company dated effective as of September 1, 2010) if such Change in Control occurs prior to the end of the Restricted Period. To this end, the lesser of all of Executive’s Equity Awards that vest as a result of a Change in Control, or an amount up to $2,000,000 of such Equity Awards, shall be placed in an account with a registered investment broker or advisor selected by Executive and acceptable to Company (the “Account”). The actual value of such Equity Awards to be placed in the Account shall be determined based on the number of fiscal quarters remaining in the Restricted Period, as more fully illustrated on Exhibit A attached hereto and incorporated herein by this reference. The Account shall, if required by the Company, be pledged as collateral to secure Executive’s obligations under this Agreement. The Account shall at all times be owned and controlled by Executive (subject to the collateral pledge contemplated herein), and Executive shall have the exclusive authority to buy, sell and otherwise manage all assets maintained within the Account including, without limitation, all of Executive’s Equity Awards deposited into the Account; provided, however, that once deposited into the Account, Executive shall only be able to withdraw funds or other assets from the Account in quarterly installments (the “Allowable Quarterly Withdrawal Amount”), each Allowable Quarterly Withdrawal Amount determined based upon the number of fiscal quarters remaining in the Restricted Period, as more fully illustrated by the spreadsheet attached hereto as Exhibit A. Notwithstanding anything to the contrary contained herein, Executive will be free to withdraw all assets remaining in the Account at the end of the Restricted Period.

(iii)
All of Executive’s unexercised vested stock option awards shall be modified to provide for an exercise period until the earlier of three months following the end of the Restricted Period and the original expiration date of the award.

Notwithstanding the foregoing, if Executive violates her obligations under Section 1 hereof during the Restricted Period, no additional Equity Awards shall vest, and all outstanding equity and other incentive awards, including without limitation any unexercised stock options, shall be immediately forfeited. In addition, all sums in the Account shall be released to the Company and Executive shall repay to the Company the value of any Equity Awards that vested during the Restricted Period, with such value determined based on the higher of the value at the time (a) the applicable Equity Award vested, or (b) when Executive first violated her obligations under Section 1.
3. Acknowledgement of Adequate Consideration. Executive hereby expressly acknowledges that she has reviewed and understands the value of the consideration provided for in Section 2, and that such consideration is sufficient for the obligations undertaken by Executive in Section 1.
4. General Provisions.
4.1 Irreparable Harm. Executive agrees that this Agreement protects the legitimate interests of DigitalGlobe, and that any violation thereof would result in irreparable injuries to DigitalGlobe. In the event of any violation of this Agreement, DigitalGlobe shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which DigitalGlobe may be entitled.
4.2 Entire Agreement. This Agreement constitutes the entire Agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, and may only be changed by agreement in writing between the parties. Notwithstanding the foregoing, except to the extent modified by this Agreement, the provisions of Appendix A to the 2010 Employment Agreement remain in full force and effect. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

4.3 Blue Penciling. If any court determines that any of the restrictive covenants in Section 1, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.
4.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Colorado without regard to its conflict of laws principles.
4.5 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned in whole or in part by the Company to a successor to all or substantially all of the business or assets of the Company or to any subdivision or part of the company; or to any entity which is a subsidiary or affiliate of the Company.
4.6 Costs of Litigation. If either party brings a litigation proceeding to enforce its rights under this Agreement, the losing party shall be responsible for the payment of the fees and expenses incurred by the prevailing party in preparing for and in trying the case, including, but not limited to, investigative costs, expert witness fees and reasonable attorneys’ fees.
4.7 Jurisdiction, Venue and Waiver of Jury Trial. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF EXECUTIVE AND THE COMPANY, THEIR SUCCESSORS AND ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR HEIRS, SUCCESSORS AND ASSIGNS IN DENVER, COLORADO. EXECUTIVE AND THE COMPANY EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER HER OR ITS PERSON BY ANY COURT SITUATED IN DENVER, COLORADO, HAVING JURISDICTION OVER THE SUBJECT MATTER.

Accepted and Agreed:

DIGITALGLOBE, INC.	JILL D. SMITH

By:	JILL D. SMITH

Title:

Date:	Date:

Schedule 1
Equity Awards

EXHIBIT A

Fiscal
Quarters
Remaining in	Amount to
Restricted	be Placed in	Reduction	Quarterly	Cum.
Period	Account*	Rate	Decrease	Reduction
8	$2,000,000	0.125	$250,000	$250,000
7	$1,750,000	0.250	$437,500	$687,500
6	$1,312,500	0.375	$492,188	$1,179,688
5	$820,313	0.500	$410,156	$1,589,844
4	$410,156	0.625	$256,348	$1,846,191
3	$153,809	0.750	$115,356	$1,961,548
2	$38,452	0.875	$33,646	$1,995,193
1	$4,807	1.000	$4,807	$2,000,000

*	Amount to be placed in Account will be the lesser of all of Executive’s Equity Awards that vest as a result of a Change in Control, or an amount up to $2,000,000 of such Equity Awards.

APPENDIX D
RELEASE OF CLAIMS
This Release of Claims is entered into by and between DigitalGlobe, Inc., a Colorado corporation (the “Company”), and «Executive_Name» (“Executive”). It is entered into pursuant to the terms of an Employment Agreement (the “Agreement”) between Executive and Company dated                      _____, 2010 and in order to resolve amicably all matters between Executive and the Company concerning the Agreement and Executive’s termination of employment with the Company and benefits payable to Executive under the terms of the Agreement.
1. Termination of Employment. Executive’s employment with the Company has been terminated for reasons other than Cause, Death or Disability, or Voluntary Resignation, as defined in the Agreement, by which Executive became eligible for benefits upon termination of employment.
2. Severance Pay and Continuation of Benefits. If termination occurs under Section 4(b) or (c) of the Agreement, then on the eighth day following the execution of this Agreement by Executive (or on the next business day, if the eighth day is a weekend day or a holiday), the Company agrees to pay to Executive as a payment of all monetary amounts due to Executive under the terms of the Agreement the lump sum of $                    , less customary employee withholdings.
Executive is also eligible for certain other continuation of benefits under the terms of the Agreement. Executive acknowledges that Executive has no entitlement to said benefits except according to the terms of the Agreement, which includes a requirement that Executive execute this Release of Claims.
3. Sole Entitlement. Executive acknowledges and agrees that no other monies or benefits are owing to Executive under the Agreement.
4. Return of Property and Documents. Executive states that Executive has returned to the Company all property and documents of the Company which were in Executive’s possession or control, including without limitation access cards, Company-provided credit cards, computer equipment and software.
5. Confidentiality and Nondisparagement Agreement. Executive agrees to abide by the terms of any confidentiality, nondisparagement, nonsolicitation, and non-competition agreement(s) that Executive may have executed in connection with her employment with the Company. Executive agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its officers, directors, employees, agents, stockholders, products or services. The Company agrees not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of Executive.

6. Release. Executive (for herself, her agents, heirs, successors, assigns, executors and/or administrators) does hereby and forever release and discharge the Company and its past and present parent, subsidiary and affiliated corporations, divisions or other related entities, as well as the successors, shareholders, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys and representatives of each of them, past or present (hereinafter the “Releasees”) from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity by reason of any and all acts, omissions, events or facts occurring or existing prior to the date hereof, including, without limitation, all claims attributable to the employment of Executive, all claims attributable to the termination of that employment, and all claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act which prohibits discrimination on the basis of age over 40, and wrongful termination claims, excepting only those obligations expressly recited to be performed hereunder.
In light of the intention of Executive (for herself, her agents, heirs, successors, assigns, executors and/or administrators) that this release extend to any and all claims of whatsoever kind or character, known or unknown, Executive expressly waives any and all rights granted by California Civil Code Section 1542 or any other analogous federal or state law or regulation. Section 1542 reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.
Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with, or participating in any proceeding or investigation by, the Equal Employment Opportunity Commission or affiliated state agency. However, Executive acknowledges that, in accordance with this Release, she has no right to recover any monies on behalf of herself, her agents, heirs, successors, assigns, executors and/or administrators in connection with, or as a result of, such charge, investigation, or proceeding.
7. No Actions Pending. Executive agrees that she has not filed, nor will she file in the future, any claims, actions or lawsuits against any of the Releasees relating to Executive’s employment with the Company, or the termination thereof.
8. No Admissions. Nothing contained herein shall be construed as an admission of wrongdoing or liability by either party hereto.

9. Entire Agreement; Miscellaneous. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter specifically addressed herein and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. There are no other agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except as set forth herein. This Agreement may be amended or modified only by an agreement in writing, and it shall be interpreted and enforced according to the laws of the State of Colorado. Should any of the provisions of the Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that this shall not affect the enforceability of the other provisions herein. For the avoidance of doubt, Executive’s obligations under the Expanded Non-Compete and Non-Solicitation Agreement and Appendix A to her 2010 Employment Agreement are not superseded hereby.
10. Waiting Period and Right of Revocation. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED THAT EXECUTIVE HAS THE RIGHT TO CONSIDER THIS AGREEMENT FOR TWENTY-ONE DAYS BEFORE SIGNING IT, ALTHOUGH EXECUTIVE IS NOT REQUIRED TO WAIT THE ENTIRE TWENTY-ONE DAY PERIOD; AND THAT IF EXECUTIVE SIGNS THIS AGREEMENT PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, EXECUTIVE IS WAIVING THIS RIGHT FREELY AND VOLUNTARILY. EXECUTIVE ALSO ACKNOWLEDGES THAT EXECUTIVE IS AWARE AND IS HEREBY ADVISED OF EXECUTIVE’S RIGHT TO REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE SIGNING OF THIS AGREEMENT AND THAT IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. TO REVOKE THIS AGREEMENT, EXECUTIVE MUST NOTIFY THE COMPANY IN WRITING WITHIN SEVEN DAYS OF SIGNING IT.
11. Attorney Advice. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS AWARE OF EXECUTIVE’S RIGHT TO CONSULT AN ATTORNEY, THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS AGREEMENT.
12. Understanding of Agreement. Executive states that Executive has carefully read this Agreement, that Executive fully understands its final and binding effect, that the only promises made to Executive to sign this Agreement are those stated above, and that Executive is signing this Agreement voluntarily.

DIGITALGLOBE, INC.	EXECUTIVE

By:	JILL D. SMITH

Title: